Exhibit 5

555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Tel: +1.202.637.2200 Fax: +1.202.637.2201
www.lw.com
FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
April 4, 2024	Chicago	Riyadh
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Silicon Valley
	Hong Kong	Singapore
	Houston	Tel Aviv
General Motors Financial Company, Inc. 801 Cherry Street Suite 3500 Fort Worth, Texas 76102	London	Tokyo
	Los Angeles	Washington, D.C.
Madrid
File No. 062056-0007

Re:	$1,250,000,000 aggregate principal amount of 5.550% Senior Notes due 2029 and $1,250,000,000 aggregate principal amount of 5.950% Senior Notes due 2034 (Registration Statement No. 333-268704)

To the addressee set forth above:

We have acted as special counsel to General Motors Financial Company, Inc., a Texas corporation (the “Company”), in connection with the proposed issuance of $1,250,000,000 aggregate principal amount of the Company’s 5.550% Senior Notes due 2029 (the “2029 Notes”) and $1,250,000,000 aggregate principal amount of the Company’s 5.950% Senior Notes due 2034 (together with the 2029 Notes, the “Notes”). The Notes are being issued pursuant to an indenture, dated as of October 13, 2015 (as amended or supplemented to the date hereof, the “Base Indenture”), between the Company and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee (the “Trustee”), and a supplemental indenture to the Base Indenture, dated as of the date hereof (together with the Base Indenture, the “Indenture”), between the Company and the Trustee setting forth the terms of the Notes, pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 7, 2022 (Registration No. 333-268704) (as so filed and as amended, the “Registration Statement”), including a base prospectus, dated December 7, 2022 (the “Base Prospectus”), and a prospectus supplement, dated April 1, 2024 (together with the Base Prospectus, the “Prospectus”), and are to be sold pursuant to an underwriting agreement, dated April 1, 2024, among the Company and the underwriters named therein (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the State of Texas, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

April 4, 2024

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes will have been duly authorized by all necessary corporate action of the Company and will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion is subject to:

(a)	the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors;

(b)

the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which a proceeding is brought; and

(c)

the invalidity under certain circumstances under law or court decisions of provisions for the indemnification or exculpation of, or contribution to, a party with respect to a liability where such indemnification, exculpation or contribution is contrary to public policy.

We express no opinion with respect to: (a) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies or judicial relief; (b) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law or other procedural rights; (c) waivers of broadly or vaguely stated rights; (d) covenants not to compete; (e) provisions for exclusivity, election or cumulation of rights or remedies; (f) provisions authorizing or validating conclusive or discretionary determinations; (g) grants of setoff rights; (h) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (i) proxies, powers and trusts; (j) provisions prohibiting, restricting or requiring consent to assignment or transfer of any agreement, right or property; (k) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (l) provisions permitting, upon acceleration of any indebtedness (including the Notes) collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (m) any “swap” (as such term is defined in the Commodity Exchange Act), including any guarantee thereof, by any party which is not an “eligible contract participant” (as such term is defined in the Commodity Exchange Act) or any provision of any Document (as defined below) that purports to share the proceeds of any guarantee or collateral provided by any party that is not an eligible contract participant with the provider of any such swap or the effect of such sharing provisions on the opinions expressed herein; or (n) the severability, if invalid, of provisions to the foregoing effect.

With your consent, except to the extent we have expressly opined as to such matters with respect to the Company herein, we have assumed (a) that the Underwriting Agreement, the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto, (b) that the Documents constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We

April 4, 2024

consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated the date hereof and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP